Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 17, 2024, of Usio, Inc., and are in agreement with the statements contained in paragraphs 2 and 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

ADKF, P.C.

San Antonio, Texas

April 17, 2024